Exhibit 99.01

Press Release

www.shire.com

Director’s Share Dealings

June 20, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) was notified today that on June 19, 2012, Angus Russell, Chief Executive Officer, exercised a Stock Appreciation Right Award (“Award”). The Award was granted in 2009 under the Shire Portfolio Share Plan over Shire plc ordinary shares of 5p (“Shares”).

Number of Shares exercised	Exercise price	Number of Shares received	Number of Shares sold	Average sale price
295,580	£8.83	159,289	116,430	£19.36789

The 116,430 Shares were sold on June 19, 2012, of which 66,430 Shares were sold to satisfy Mr Russell’s personal tax liabilities.

Following these transactions Mr Russell's shareholding in the Company has increased by 42,859 Shares to 261,991 Shares. He also holds awards of stock appreciation rights, performance shares and restricted shares over 388,113 American Depositary Shares (“ADSs”). One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX